EXHIBIT 99.1


            EQUITY INNS ANNOUNCES FOURTH QUARTER AND YEAR END RESULTS

                    ************ 2005 Highlights************
    -Fourth Quarter Adjusted Funds From Operations Increased 33% to $0.24 Per
                                 Diluted Share-
 -RevPAR Increased 8.9% for the Fourth Quarter and a Record 10.1% for the Year-
      -Acquired $155 Million in Marriott and Hilton Branded Hotels in 2005-


GERMANTOWN, Tenn., February 16, 2006 -- Equity Inns, Inc. (NYSE: ENN), the third largest hotel real estate investment trust (REIT), today announced its results for the fourth quarter and full year ended December 31, 2005.

Equity Inns reported a 37% increase in adjusted funds from operations (AFFO) per diluted share to $1.16 for the year ended December 31, 2005 compared to $0.85 per diluted share in the same period one year ago. In 2005, adjusted EBITDA rose 42% to $108.8 million from $76.6 million in 2004. Net income applicable to common shareholders for the year ended December 31, 2005 was $7.5 million, or $0.14 per diluted share, compared to a net loss applicable to common shareholders of ($3.5) million, or ($0.08) per diluted share in the prior year period.

Howard A. Silver, President and Chief Executive Officer, stated, "2005 represented an outstanding year for Equity Inns as evidenced by our solid results that were driven by a 10.1% growth in RevPAR, the highest growth rate in the Company's history and $155 million in acquisitions, which resulted in a 37% improvement in AFFO to $1.16 per diluted share. Additionally, with over 70% of our RevPAR increase being driven by rate in 2005, the Company was able to increase its gross operating profit margin by 230 basis points. With our proven strategies aligned with positive industry fundamentals, Equity Inns was able to increase total shareholder return by over 21% in 2005."

AFFO for the fourth quarter 2005 increased 47% to $13.2 million versus AFFO of $9.0 million for the fourth quarter 2004. AFFO per diluted share for the fourth quarter 2005 increased 33% to $0.24 from $0.18 in the fourth quarter 2004. The Company's calculation of AFFO this quarter excludes non-cash impairment charges of $4.3 million, or $0.08 per diluted share, related to the write-down of two older hotels (average age of 18 years) and an undeveloped hotel land tract in Sandy, Utah. The Company recorded a net loss applicable to common shareholders for the fourth quarter 2005 of ($4.2) million, or ($0.08) per diluted share, as compared to a net loss of ($4.3) million, or ($0.09) per diluted share, in the fourth quarter 2004. Included in the net loss for the fourth quarter 2005 are non-cash impairment charges of $4.3 million, as described above. Adjusted EBITDA climbed 36% to $25.8 million in the fourth quarter 2005 versus $19.0 million in the same period last year.

Mr. Silver continued, "We expect continued growth through at least the next couple of years. As part of the Company's ongoing core strategies, we acquired newer and premium branded hotels in key growth markets at disciplined cap rates, while disposing of older hotels that no longer meet our investment criteria. We continue to see healthy industry fundamentals and business trends in our sectors, including low supply in most of our key markets, which should support our ongoing internal growth prospects. While we will remain disciplined in our approach to acquisitions, as proven by the completion of accretive new hotel acquisitions of $155 million and $195 million in 2005, and 2004, respectively, the Company believes additional opportunities could exist in the coming years."

Financial Highlights for the Fourth Quarter 2005:

The Company's year-over-year improvement in AFFO for the fourth quarter 2005 was primarily comprised of $2.6 million from the Company's purchase of hotels and $1.5 million in same-store operating income due to strong growth in RevPAR. The Company estimates that $0.03 per diluted share of the AFFO growth discussed above was due to the impact from hurricanes Katrina and Wilma, which had an unexpected positive occupancy influence on 20 of the Company's 123 hotels. Total hotel revenue increased 30% to $85.1 million for the fourth quarter 2005. The Company's all comparable RevPAR growth of 8.9% was driven by a 7.1% increase in average daily rate (ADR) to $89.13 and a 110 basis points gain in occupancy to 67.8%. Approximately 80% of the Company's all comparable RevPAR improvement was attributable to increased ADR during the quarter. Same-store RevPAR improved 10.2%, with over 65% of the increase attributable to ADR. Adjusted EBITDA increased 36% to $25.8 million as compared to the prior year. RevPAR increased 5.2% in October, 11.7% in November and 10.5% in December, as compared to the same periods in the prior year. Additionally, January RevPAR was up 11.0%.


Other Fourth Quarter 2005 Highlights:

o In December 2005, the Company announced its intent to purchase five additional Marriott-branded hotels from McKibbon Hotel Group for an aggregate of $45.5 million. The five hotels represent a combined 435 rooms and have an average age of seven years. The five hotels are being acquired at an average capitalization rate of approximately 9.7% on a trailing 12-month net operating income basis.

o On November 18, 2005, the Company issued $73.5 million in long-term debt. The loans bear interest at a fixed rate of 5.44% per annum and mature in December 2015. The loans are secured by seven hotels. The Company used the borrowings to pay off a variable rate loan and pay down its Line of Credit.

Full year 2005:

The Company's total hotel revenue for 2005 was $335.4 million, an increase of 32% from $253.7 million in 2004. The improvement was driven by net incremental revenue of $60.0 million in 2005 from hotel acquisitions completed in 2004 and 2005 and an increase of $21.7 million from same-store hotel revenue. RevPAR improved 10.1% in 2005 driven by a 7.2% gain in ADR to $89.13 and 190 basis points growth in occupancy to 72%.

The Company's gross operating profit margin (GOP margin) increased 230 basis points to 42.4% in 2005 from 40.1% in 2004, primarily due to the Company's growth in RevPAR through increased ADR. Same-store GOP margins increased 100 basis points on a year-over-year basis to 40.2%.

Subsequent Events:

o On January 17, 2006, the Company completed the acquisition of the SpringHill Suites located in Sarasota, Florida and the TownePlace Suites, located in Savannah, Georgia. These hotels were part of the five hotels to be acquired from the McKibbon Hotel Group as announced in December 2005.

o On February 10, 2006, Equity Inns sold 2.4 million shares of 8.00% Series C Cumulative Preferred Stock at a price per share of $25 for gross proceeds of $60.0 million.

Capital Structure:

At December 31, 2005, Equity Inns had $557.5 million of long-term debt outstanding, which included $54.0 million drawn under its $125.0 million line of credit. The weighted average interest rate of the Company's debt was 6.75% as compared to 7.8% in 2003. The weighted average life of the Company's debt was
7.3 years. The total debt represented 43.2% of the historical cost of the Company's hotels and represented 40.6% of the Company's total enterprise value at the end of 2005. Equity Inns' leverage ratio was 4.7 times at the end of the fourth quarter, which is near a five-year low for the Company. Fixed rate debt, including variable rate debt hedged by interest rate swaps, amounted to approximately 97% of total debt. At December 31, 2005, the Company's outstanding common stock and partnership units were a combined 55.4 million.

Dividend:

For the fourth quarter 2005, Equity Inns paid quarterly cash dividends of $0.17 per common share and $0.546875 per preferred share. The Company paid total cash dividends to the holders of its common stock of $0.64 per share for the full year 2005, an increase of 23% over the full year 2004. The cash available for distribution (CAD) payout ratio for the full year period ended December 31, 2005 was one of the lowest in the hotel REIT industry at approximately 64%. The level of Equity Inns' common dividend will continue to be determined by our Board of Directors based on the operating results of each quarter, economic conditions, capital requirements, and other operating trends.

Mr. Silver concluded, "Our long-term strategy of driving internal growth through the emphasis of increased ADR and external growth through acquiring newer hotels with affiliated premium brands, such as Marriott and Hilton, along with a diverse geographical portfolio and group of managers, should continue to meaningfully contribute to our performance. Based upon our expectations and our historically low dividend payout ratio, we believe the Company is positioned to continue to deliver solid returns to our shareholders."

2006 Guidance:

The statements below are the Company's outlook or forecast for the Company's business for the fiscal year ending December 31, 2006. Based upon the Company's expectations for continued improvement of the U.S. economy, moderate supply growth, further improvement in the upscale and mid-scale lodging sectors, recent acquisitions and divestitures, along with planned expense increases, the Company is issuing the following guidance for the full year 2006:

Net Income per Share:   $0.25 to $0.35
FFO per Diluted Share:  $1.20 to $1.30
RevPAR Growth:          3.0% to 6.0%
Adjusted EBITDA:        $122 million to $127 million

Equity Inns expects that its 2006 results will contribute to full year FFO as follows: first quarter- 23%, second quarter- 29%, third quarter- 30% and fourth quarter- 18%. Additionally, the Company expects 2006 capital expenditures to be in the range of $35 million to $40 million.

Conference Call:

Equity Inns will hold a conference call and webcast to discuss the Company's fourth quarter and full year 2005 results after the market close on February 16, 2006, at 4:30 p.m. (Eastern Time). Interested investors and other parties may listen to the conference call by dialing 800-289-0529 or 913-981-5523 for international participants and confirmation code 4182614. A simultaneous webcast of the conference call may be accessed by logging onto the Company's website at http://www.equityinns.com/ and selecting the microphone icon.

A replay of the conference call will be available on the Internet at www.streetevents.com and the Company's website, http://www.equityinns.com, for seven days following the call. A recording of the call will also be available by telephone until midnight, on February 16, 2006 by dialing 888-203-1112 or 719-457-0820 for international participants. The pass code is 4182614.

Forward Looking Statements

Certain matters discussed in this press release which are not historical facts are "forward-looking statements" within the meaning of the federal securities laws and involve risks and uncertainties. The words "may," "plan," "project," "anticipate," "believe," "estimate," "forecast, "expect," "intend," "will," and similar terms are intended to identify forward-looking statements, which include, without limitation, statements concerning our outlook for the hotel industry, acquisition and disposition plans for our hotels and assumptions and forecasts of future results for fiscal year 2006. Forward-looking statements are not guarantees of future performance and involve numerous risks and uncertainties which may cause our actual financial condition, results of operations and performance to be materially different from the results of expectations expressed or implied by such statements. General economic conditions, future acts of terrorism or war, risks associated with the hotel and hospitality business, the availability of capital, risks associated with our debt financing, hotel operating risks and numerous other factors, may affect our future results and performance and achievements. These risks and uncertainties are described in greater detail in our Current Report on Form 8-K filed on March 16, 2005 and our other periodic filings with the United States Securities and

Exchange Commission (SEC). We undertake no obligation and do not intend to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. Although we believe our current expectations to be based upon reasonable assumptions, we can give no assurance that our expectations will be attained or that actual results will not differ materially.


Notes to Financial Information

The Company operates as a self-managed and self-administered real estate investment trust, or REIT. Readers are encouraged to find further detail regarding Equity Inns' organizational structure in its annual report on Form 10-K for the year ended December 31, 2004 as filed with the SEC.

Non-GAAP Financial Measures

Included in this press release are certain "non-GAAP financial measures," which are measures of the Company's historical or future financial performance that are different from measures calculated and presented in accordance with generally accepted accounting principles, or GAAP, within the meaning of applicable SEC rules. These include: (i) Gross Operating Profit Margin, (ii) Funds From Operations, (iii) Adjusted Funds From Operations, (iv) Adjusted EBITDA, (v) Cash Available for Distribution (CAD), (vi) CAD Payout Ratio, (vii) Capitalization Rate (viii) Leverage Ratio, (ix) Total Shareholder Return and (x) Hotel Operating Statistics. The following discussion defines these terms, which the Company believes can be useful measures of its performance.

Gross Operating Profit Margin

The Company uses a measure common in the hotel industry to evaluate its operating results. Gross operating profit margin (GOP margin) is defined as hotel revenues minus hotel operating costs before property taxes, insurance and management fees, divided by hotel revenues.

Funds from Operations

The National Association of Real Estate Investment Trusts, or NAREIT, defines funds from operations, or FFO, as net income (loss) applicable to common shareholders, excluding gains (or losses) from sales of real estate, the cumulative effect of changes in accounting principles, real estate-related depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. FFO does not include the cost of capital improvements or any related capitalized interest. Equity Inns uses FFO per share as a measure of performance to adjust for certain non-cash expenses such as depreciation and amortization because historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time.

Because real estate values have historically risen or fallen with market conditions, many industry investors have considered presentation of operating results for real estate companies that use historical cost accounting to be less informative. NAREIT adopted the definition of FFO in order to promote an industry-wide standard measure of REIT operating performance. Accordingly, as a member of NAREIT, Equity Inns adopted FFO as a measure to evaluate performance and facilitate comparisons between the Company and other REITs, although FFO and FFO per diluted share may not be comparable to those measures or similarly titled measures as reported by other companies. Additionally, FFO is used by management in the annual budget process.

Adjusted Funds From Operations

Equity Inns further adjusts FFO for losses on impairment of hotels, prepayment penalties on extinguishment of debt and other non-cash or unusual items. We refer to this as adjusted funds from operations, or AFFO. The Company's computation of AFFO and AFFO per diluted share is not comparable to the NAREIT definition of FFO or to similar measures reported by other REITs, but the Company believes it is an appropriate measure for this Company. The Company uses AFFO because it believes that this measure provides investors a useful indicator of the operating performance of the Company's hotels by adjusting for the effects of certain non-cash or non-recurring items arising from the Company's financing activities, impairment charges on hotels held for sale and other areas. In addition to being used by management in the annual budget process, AFFO per share is also used by the Compensation Committee of the Board of Directors as one of the criteria for performance-based compensation.

Adjusted EBITDA

Earnings before Interest Expense, Income Taxes, Depreciation and Amortization, or EBITDA, is a commonly used measure of performance in many industries, which the Company believes provides useful information to investors regarding its results of operations. EBITDA helps Equity Inns and its investors evaluate the ongoing operating performance of its properties and facilitates comparisons with other lodging REITs, hotel owners who are not REITs, and other capital-intensive companies. The Company uses EBITDA to provide a baseline when evaluating hotel results.

The Company also uses EBITDA as one measure in determining the value of acquisitions and dispositions and, like FFO and AFFO, it is also used by management in the annual budget process.

The Company further adjusts EBITDA to exclude preferred stock dividends, income or losses from discontinued operations, minority interests and losses on impairment of hotels because it believes that including such items in EBITDA is not consistent with reflecting the ongoing operating performance of the remaining assets.

The Company has historically adjusted EBITDA when evaluating its performance because management believes that the exclusion of certain non-cash and non-recurring items described above assists the Company in measuring the performance of its hotels and reflects the ongoing value of the Company as a whole. Therefore, the Company modifies EBITDA and refers to this measure as Adjusted EBITDA.

Cash available for distribution (CAD) and CAD Payout Ratio

Cash available for distribution (CAD) is defined as AFFO, adjusted for certain non-cash amortization and an allowance for recurring capital expenditures equal to four percent of hotel room revenue from continuing operations. The Company computes the CAD Payout Ratio by dividing common dividends per share and unit paid over the last twelve months by trailing twelve-month CAD per share for the same period. The Company believes the CAD Payout Ratio also helps improve equity holders' ability to understand the Company's ability to make distributions to its shareholders.

Capitalization Rate

The Company uses a measure common in the hotel industry to discuss its underwriting of acquired or disposed hotel assets. Capitalization rate, for this discussion, is defined as the percentage derived by dividing the net operating income of the hotel asset(s), less a management fee and an allowance for recurring capital expenditures by the purchase price paid or received for the hotel asset(s).

Leverage Ratio

The Company uses a measure common in the hotel industry to evaluate its financial leverage. Leverage ratio is defined as the Company's long-term debt divided by EBITDA as defined in the financial covenants of its Line of Credit.

Total Shareholder Return

The Company uses a measure common in the hotel industry to discuss its return to common shareholders. Total shareholder return is defined as reinvested stock dividend income plus stock capital appreciation or minus stock reduction over the respective period. Total shareholder return is also used by the Compensation Committee of the Board of Directors as one of the criteria for performance-based compensation.


Hotel Operating Statistics

The Company uses a measure common in the hotel industry to evaluate the operations of its hotel room revenue per available room, or RevPAR. RevPAR is the product of the ADR charged and the average daily occupancy achieved. RevPAR does not include food and beverage or other ancillary revenues such as parking, telephone, or other guest services generated by the property. Similar to the reporting periods for the Company's statement of operations, hotel operating statistics (i.e., RevPAR, ADR and average occupancy) are reported based on a quarter end. This facilitates year-to-year comparisons of hotel results, as each reporting period will be comprised of the same number of days of operations as in the prior year.

GOP Margin, FFO, AFFO, FFO per Share, AFFO per Share, Adjusted EBITDA, CAD, CAD Payout Ratio, Capitalization Rate, Leverage Ratio, Total Shareholder Return and Hotel Operating Statistics presented, may not be comparable to the same or similarly titled measures calculated by other companies and may not be helpful to investors when comparing Equity Inns to other companies. This information should not be considered as an alternative to net income, income from operations, cash from operations, or any other operating performance measure prescribed by GAAP. Cash expenditures for various long-term assets (such as renewal and replacement capital expenditures), interest expense (for Adjusted EBITDA purposes) and other items have been and will be incurred and are not reflected in the Adjusted EBITDA, FFO and AFFO per share presentations. Equity Inns' statement of operations and cash flows include disclosure of its interest expense, capital expenditures, and other excluded items, all of which should be considered when evaluating the Company's performance, as well as the usefulness of its non-GAAP financial measures. Additionally, FFO, AFFO, FFO per share, AFFO per share, Adjusted EBITDA and CAD should not be considered as a measure of the Company's liquidity or indicative of funds available to fund its cash needs, including the Company's ability to make cash distributions. In addition, FFO per share, AFFO per share and CAD do not measure, and should not be used as measures of, amounts that accrue directly to shareholders' benefit.

About Equity Inns

Equity Inns, Inc. is a self-advised REIT that focuses on the upscale extended stay, all-suite and midscale limited-service segments of the hotel industry. The Company, which ranks as the third largest hotel REIT based on number of hotels, currently owns 125 hotels with 14,967 rooms located in 36 states. For more information about Equity Inns, visit the Company's Web site at www.equityinns.com.

CONTACT: Equity Inns, Inc.
         Howard Silver
         Mitch Collins, 901-754-7774
                   Or
         Integrated Corporate Relations, Inc.
         Brad Cohen, 203 682-8211

                                EQUITY INNS, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                        (in thousands, except share data)


                                                                           December 31,             December 31,
                                                                               2005                     2004
                                                                           ------------             ------------
                                                                           (unaudited)
ASSETS
Investment in hotel properties, net                                         $  978,902                $852,755
Assets held for sale                                                                 -                   3,849
Cash and cash equivalents                                                        6,556                   6,991
Accounts receivable, net of doubtful accounts
    of $175 and $225, respectively                                               9,352                   7,543
Interest rate swaps                                                                877                       -
Note receivable                                                                  1,688                       -
Deferred expenses, net                                                          11,927                   8,679
Deposits and other assets, net                                                  17,595                  13,437
                                                                            ----------                --------

       Total Assets                                                         $1,026,897                $893,254
                                                                            ==========                ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Long-term debt                                                                $557,475                $439,183
Accounts payable and accrued expenses                                           39,596                  30,366
Distributions payable                                                           10,674                   8,090
Interest rate swaps                                                                  -                     119
Minority interests in Partnership                                                8,363                   9,064
                                                                            ----------                --------

       Total Liabilities                                                       616,108                 486,822
                                                                            ----------                --------

Commitments and Contingencies

Shareholders' Equity:

Preferred stock (Series B), 8.75%, $.01 par value, 10,000,000
  shares authorized, 3,450,000 shares issued and outstanding                    83,524                  83,524
Common stock, $.01 par value, 100,000,000
  shares authorized, 54,749,308 and 51,872,460
  shares issued and outstanding                                                    547                     519
Additional paid-in capital                                                     573,473                 542,397
Treasury stock, at cost, 747,600 shares                                         (5,173)                 (5,173)
Unearned directors' and officers' compensation                                  (2,815)                 (2,210)
Distributions in excess of net earnings                                       (239,644)               (212,506)
Unrealized gain (loss) on interest rate swaps                                      877                    (119)
                                                                            ----------                -------

       Total Shareholders' Equity                                              410,789                 406,432
                                                                            ----------                --------

       Total Liabilities and Shareholders' Equity                           $1,026,897                $893,254
                                                                            ==========                ========

                                EQUITY INNS, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (in thousands, except per share data)
                                   (unaudited)


                                                               For the Three Months Ended         For the Twelve Months Ended
                                                                       December 31,                       December 31,
                                                               --------------------------         ---------------------------
                                                                  2005            2004                2005            2004
                                                                -------         -------             --------        --------
Revenue:
   Room revenue                                                 $81,544         $62,194             $321,519        $241,477
   Other hotel revenue                                            3,529           3,314               13,845          12,187
   Other revenue                                                    512             101                1,107             429
                                                                -------         -------             --------        --------
Total revenue                                                    85,585          65,609              336,471         254,093

Operating expenses:
   Direct hotel expenses                                         49,506          37,348              187,659         143,507
   Other hotel expenses                                           2,853           2,477               10,709           9,012
   Depreciation                                                  13,228          11,343               48,460          40,335
   Property taxes, rental expense and insurance                   5,045           4,855               21,117          17,766
   General and administrative expenses:
     Non-cash stock-based compensation                              675             391                1,728             845
     Other general and administrative expenses                    2,434           2,026                8,300           7,403
   Loss on impairment of hotels                                   4,250               -                6,400               -
                                                                -------         -------             --------        --------
Total operating expenses                                         77,991          58,440              284,373         218,868
                                                                -------         -------             --------        --------

Operating income                                                  7,594           7,169               52,098          35,225

Interest expense, net                                            10,024           8,174               36,064          29,231
                                                                -------         -------             --------        --------

Income (loss) from continuing operations before
   minority interests and income taxes                           (2,430)         (1,005)              16,034           5,994
   Minority interests income (expense)                              116             144                 (195)             91
   Deferred income tax benefit (expense)                              -               -                    -               -
                                                                -------         -------             --------        --------

Income (loss) from continuing operations                         (2,314)           (861)              15,839           6,085

Discontinued operations:
   Gain (loss) on sale of hotel properties                            -             368                  625              47
   Loss on impairment of hotels held for sale                         -          (1,883)              (1,350)         (1,883)
   Income (loss) from operations of
       discontinued operations                                       16             (19)                 (47)           (166)
                                                                -------         -------             --------        --------
Income (loss) from discontinued operations                           16          (1,534)                (772)         (2,002)
                                                                -------         -------             --------        --------

Net income (loss)                                                (2,298)         (2,395)              15,067           4,083

Preferred stock dividends                                        (1,887)         (1,887)              (7,547)         (7,547)
                                                                -------         -------             --------        --------

Net income (loss) applicable to common shareholders             $(4,185)        $(4,282)            $  7,520        $ (3,464)
                                                                =======         =======             ========        ========

Net income (loss) per share data: Basic and diluted
  income (loss) per share:
    Continuing operations                                       $ (0.08)        $( 0.06)            $   0.16        $  (0.03)
    Discontinued operations                                        0.00           (0.03)               (0.02)          (0.05)
                                                                -------         -------             --------        --------

Net income (loss) per common share                              $( 0.08)        $( 0.09)            $   0.14        $  (0.08)
                                                                =======         =======             ========        ========

Weighted average number of common shares
    outstanding, basic and diluted                               54,008          49,724               53,523          45,800
                                                                =======         =======             ========        ========

                                EQUITY INNS, INC.
      RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED FUNDS FROM OPERATIONS
                       AND CASH AVAILABLE FOR DISTRIBUTION
                                   (unaudited)

The following is a reconciliation of net income (loss) to FFO and AFFO, both applicable to common shareholders, and cash available for distribution and illustrates the difference in these measures of operating performance (in thousands, except per share and unit data):


                                                       For the Three Months Ended     For the Twelve Months Ended
                                                              December 31,                   December 31,
                                                       --------------------------     ---------------------------
                                                         2005             2004           2005            2004
                                                        -------          -------       --------        -------
Net income (loss) applicable to common
   shareholders                                         $(4,185)         $(4,282)      $ 7,520         $(3,464)

   Add (subtract):
     (Gain) loss on sale of hotel properties                  -             (368)         (625)            (47)
     Minority interests (income) expense                   (116)            (144)          195             (91)
     Depreciation                                        13,228           11,343        48,460          40,335
     Depreciation from discontinued operations                1              233           250             835
                                                        -------          -------       -------         -------

Funds From Operations (FFO)                               8,928            6,782        55,800          37,568

   Loss on impairment of hotels                           4,250            1,883         7,750           1,883
   Fees incurred on indefinitely postponed
       unsecured offering                                     -                -           245               -
   Prepayment penalty on extinguishment of debt               -              300             -             300
                                                        -------          -------       -------         -------

Adjusted Funds From Operations (AFFO)                    13,178            8,965        63,795          39,751

Add:
   Amortization of debt issuance costs                      536              738         2,224           1,973
   Amortization of deferred expenses and
     stock-based compensation                               730              432         1,869           1,027
   Amortization from discontinued operations                  -                8            10              31

Capital reserves                                         (3,262)          (2,489)      (12,861)         (9,658)
                                                        -------          -------       -------         -------

Cash Available for Distribution                         $11,182          $ 7,654       $55,037         $33,124
                                                        =======          =======       =======         =======

Weighted average number of diluted common
   shares and Partnership units outstanding              55,395           51,003        54,931          47,005
                                                        =======          =======       =======         =======

FFO per Share and Unit                                  $  0.16          $  0.13       $  1.02         $  0.80
                                                        =======          =======       =======         =======

AFFO per Share and Unit                                 $  0.24          $  0.18       $  1.16         $  0.85
                                                        =======          =======       =======         =======

Cash Available for Distribution per Share
   and Unit                                             $  0.20          $  0.15       $  1.00         $  0.70
                                                        =======          =======       =======         =======

                                EQUITY INNS, INC.
             RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA
                                   (unaudited)


The following is a reconciliation of net income (loss) applicable to common shareholders to Adjusted EBITDA and illustrates the difference in these measures of operating performance (in thousands):


                                                      For the Three Months Ended         For the Twelve Months Ended
                                                             December 31,                        December 31,
                                                      ---------------------------       -----------------------------
                                                        2005               2004           2005                  2004
                                                       -------           -------        --------              -------
Net income (loss) applicable to common
   shareholders                                        $(4,185)          $(4,282)       $  7,520              $(3,464)

Add (subtract):
   Preferred stock dividends                             1,887             1,887           7,547                7,547
   (Income) loss from discontinued operations              (16)            1,534             772                2,002
   Minority interests (income) expense                    (116)             (144)            195                  (91)
   Interest expense, net                                10,024             8,174          36,064               29,231
   Loss on impairment of hotels                          4,250                 -           6,400                    -
   Depreciation                                         13,228            11,343          48,460               40,335
   Amortization of deferred expenses and
     stock-based compensation                              730               440           1,879                1,058
                                                       -------           -------        --------              -------

Adjusted EBITDA                                        $25,802           $18,952        $108,837              $76,618
                                                       =======           =======        ========              =======

21

                                EQUITY INNS, INC.
                          2006 FORECAST RECONCILIATION
                                   (unaudited)

The following is a reconciliation of the Company's 2006 forecast of net income
(loss) to FFO and AFFO, both applicable to common shareholders, and Adjusted EBITDA, and illustrates the difference in these measures of operating performance (in thousands, except per share and unit data):

                                                                      Three Months Ended                  Twelve Months Ended
                                                                        March 31, 2006                     December 31, 2006
                                                                  ---------------------------         ----------------------------
                                                                  Low End           High End          Low End             High End
                                                                   Range              Range            Range               Range
                                                                  -------            -------          --------            --------
FFO AND AFFO RECONCILIATION:

Net income (loss) applicable to common shareholders               $ 2,100            $ 3,100           $13,900             $19,100

   Add (subtract):
     (Gain) loss on sale of hotel properties                            -                  -                 -                   -
     Minority interests (income) expense                              100                150               450                 600
     Depreciation                                                  13,100             13,100            52,500              52,500
                                                                  -------            -------           -------             -------

Funds From Operations (FFO)                                        15,300             16,350            66,850              72,200

   Loss on impairment of hotels                                         -                  -                 -                   -
   Other                                                                -                  -                 -                   -
                                                                  -------            -------           -------             -------

Adjusted Funds From Operations (AFFO)                             $15,300            $16,350           $66,850             $72,200
                                                                  =======            =======           =======             =======

Weighted average number of diluted common
   shares and Partnership units outstanding                        55,396             55,396            55,570              55,570
                                                                  =======            =======           =======             =======

FFO per Share and Unit                                            $  0.28            $  0.30           $  1.20             $  1.30
                                                                  =======            =======           =======             =======

AFFO per Share and Unit                                           $  0.28            $  0.30           $  1.20             $  1.30
                                                                  =======            =======           =======             =======


ADJUSTED EBITDA RECONCILIATION:

Net income (loss) applicable to common shareholders               $ 2,100            $ 3,100          $ 13,900            $ 19,100

Add (subtract):
   Preferred stock dividends                                        2,500              2,500            11,850              11,850
   (Income) loss from discontinued operations                           -                  -                 -                   -
   Minority interests (income) expense                                100                150               450                 600
   Interest expense, net                                            9,500              9,700            39,100              39,400
   Loss on impairment of hotels                                         -                  -                 -                   -
   Depreciation                                                    13,100             13,100            52,500              52,500
   Amortization of deferred expenses and
     stock-based compensation                                       1,000              1,000             3,800               3,800
                                                                  -------            -------          --------            --------

Adjusted EBITDA                                                   $28,300            $29,550          $121,600            $127,250
                                                                  =======            =======          ========            ========

                                Equity Inns, Inc.
                                Hotel Performance
              For the Three Months Ended December 31, 2005 and 2004
                               All Comparable (1)



                                                    RevPAR (2)                    Occupancy                           ADR
                                              ----------------------          ---------------------            --------------------
                               # of                         Variance                       Variance                        Variance
                              Hotels           2005         to 2004            2005        to 2004              2005       to 2004
                              ------          ------        --------          ------       --------            ------      --------
Portfolio                       123           $60.46          8.9%             67.8%       1.1 pts.            $89.13         7.1%

Franchise
  AmeriSuites                    18           $53.87         16.5%             68.8%       3.9 pts.            $78.35         9.9%
  Comfort Inn                     2           $48.86         26.8%             51.9%       6.0 pts.            $94.22        12.0%
  Courtyard                      12           $75.73          8.2%             75.7%       1.5 pts.           $100.06         6.1%
  Hampton Inn                    51           $54.04         13.0%             64.9%       2.7 pts.            $83.31         8.3%
  Hampton Inn & Suites            2           $83.89          5.6%             76.9%      -2.0 pts.           $109.08         8.3%
  Hilton Garden Inn               2           $68.30         -1.1%             65.4%      -7.4 pts.           $104.46        10.2%
  Holiday Inn                     4           $37.07          2.6%             56.6%       0.0 pts.            $65.50         2.6%
  Homewood Suites                10           $80.71          6.0%             75.3%       1.1 pts.           $107.25         4.5%
  Residence Inn                  20           $68.26         -1.7%             70.1%      -5.8 pts.            $97.42         6.5%
  SpringHill Suites               2           $67.27          8.4%             75.3%       3.1 pts.            $89.33         4.0%

Region
  East North Central             18           $54.19          7.0%             60.8%       0.2 pts.            $89.10         6.7%
  East South Central             16           $58.12         15.2%             71.6%       5.6 pts.            $81.18         6.3%
  Middle Atlantic                 6           $54.38         -8.9%             54.5%      -6.1 pts.            $99.70         1.2%
  Mountain                       10           $56.06          8.4%             67.5%      -0.2 pts.            $83.12         8.8%
  New England                     7           $57.92          3.5%             63.0%      -0.9 pts.            $91.93         5.0%
  Pacific                         3           $81.22         11.1%             71.8%       2.2 pts.           $113.20         7.8%
  South Atlantic                 46           $66.02          7.8%             72.1%       0.0 pts.            $91.59         7.8%
  West North Central              7           $54.26          9.8%             65.5%       1.3 pts.            $82.85         7.6%
  West South Central             10           $58.84         24.7%             69.9%       7.7 pts.            $84.12        10.9%

Type
  All Suite                      18           $53.87         16.5%             68.8%       3.9 pts.            $78.35         9.9%
  Extended Stay                  31           $73.62          1.9%             71.9%      -2.8 pts.           $102.36         5.9%
  Full Service                    5           $40.60         12.5%             55.0%       2.5 pts.            $73.83         7.4%
  Limited Service                69           $58.29         11.0%             66.9%       2.0 pts.            $87.09         7.7%



(1) All Comparable is defined as our system-wide gross lodging revenues for hotels that the Company owned at period end.

(2) RevPAR is calculated by multiplying the Company's average daily rate (ADR) by occupancy.

                                Equity Inns, Inc.
                                Hotel Performance
             For the Twelve Months Ended December 31, 2005 and 2004
                               All Comparable (1)


                                                   RevPAR (2)                    Occupancy                           ADR
                                              ----------------------          ---------------------            --------------------
                               # of                         Variance                       Variance                        Variance
                              Hotels           2005         to 2004            2005        to 2004              2005       to 2004
                              ------          ------        --------          ------       --------            ------      --------
Portfolio                       123           $64.14         10.1%             72.0%       1.9 pts.            $89.13         7.2%

Franchise
  AmeriSuites                    18           $54.56         10.9%             69.3%       1.4 pts.            $78.77         8.6%
  Comfort Inn                     2           $63.48         11.2%             64.7%      -1.1 pts.            $98.08        13.1%
  Courtyard                      12           $78.44          8.0%             79.2%       2.3 pts.            $99.04         4.8%
  Hampton Inn                    51           $57.15         14.3%             69.3%       3.7 pts.            $82.46         8.2%
  Hampton Inn & Suites            2           $84.21         12.8%             78.1%       1.2 pts.           $107.80        11.1%
  Hilton Garden Inn               2           $78.07          8.9%             71.5%      -2.1 pts.           $109.25        12.1%
  Holiday Inn                     4           $41.50          5.9%             62.7%       3.0 pts.            $66.14         0.8%
  Homewood Suites                10           $84.47          7.5%             79.2%       1.7 pts.           $106.70         5.2%
  Residence Inn                  20           $76.12          4.3%             76.6%      -2.4 pts.            $99.40         7.6%
  SpringHill Suites               2           $64.74          7.7%             74.2%       1.9 pts.            $87.25         4.9%

Region
  East North Central             18           $58.00          8.6%             66.2%       2.4 pts.            $87.60         4.6%
  East South Central             16           $59.48         11.0%             73.7%       3.2 pts.            $80.72         6.2%
  Middle Atlantic                 6           $68.28         -1.0%             67.2%      -2.5 pts.           $101.68         2.7%
  Mountain                       10           $62.72         13.5%             73.9%       2.9 pts.            $84.84         9.0%
  New England                     7           $58.62          7.3%             65.7%       1.5 pts.            $89.16         4.9%
  Pacific                         3           $88.86         10.3%             78.2%       2.8 pts.           $113.68         6.3%
  South Atlantic                 46           $69.37         10.1%             75.2%       0.4 pts.            $92.23         9.4%
  West North Central              7           $57.71         10.4%             68.1%       0.3 pts.            $84.80        10.0%
  West South Central             10           $58.07         18.5%             71.9%       7.3 pts.            $80.76         6.4%

Type
  All Suite                      18           $54.56         10.9%             69.3%       1.4 pts.            $78.77         8.6%
  Extended Stay                  31           $80.08          5.9%             77.5%      -0.6 pts.           $103.27         6.7%
  Full Service                    5           $49.54          9.0%             63.8%       2.2 pts.            $77.64         5.2%
  Limited Service                69           $61.12         12.6%             71.0%       3.1 pts.            $86.11         7.6%



(1) All Comparable is defined as our system-wide gross lodging revenues for hotels that the Company owned at period end.

(2) RevPAR is calculated by multiplying the Company's average daily rate (ADR) by occupancy.